MACOM Technology Solutions Inc. 100 Chelmsford Street Lowell, MA 01851 +1 978.656.2500
www.macom.com
May 23, 2019

John F. Kober

Re: Offer of Promotion
Dear Jack:
On behalf of MACOM Technology Solutions Inc., a Delaware corporation (the “Company”), I am pleased to offer you a promotion to Sr. Vice President and Chief Financial Officer, reporting to Stephen Daly, President and Chief Executive Officer. This is an exempt position and, your principal place of employment will be the Company’s headquarters at 100 Chelmsford Street, Lowell, MA. Subject to the terms and conditions set forth in this letter, the effective date of your employment as Sr. Vice President and Chief Financial Officer (referred to herein as the “Start Date”) will be such date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1.At-Will Employment. Your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two (2) weeks’ notice.

2.Compensation. Commencing as of the Start Date, the Company will pay you a salary at a rate of $13,846.15 per bi-weekly pay period, which is equivalent to $360,000 on an annualized basis, payable in accordance with the Company’s standard payroll policies.  The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, with a target bonus of 75% of your annualized salary and a maximum bonus potential of up to 150% of your annualized salary, based on Company and/or individual performance targets determined by the Board of Directors (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”). Your eligibility for the target and maximum bonus described in the preceding sentence will begin with the start of the next bonus period, which begins on September 30, 2019 and ends on March 27, 2020.  Employees must be employed on the date the payment is actually made in order to receive any payment.

3.Promotion Restricted Stock Unit Award. Subject to your execution of this letter agreement and your commencement of employment as Senior Vice President and Chief Financial Officer on the Start Date, the receipt of any required approvals by the Board or the Compensation Committee, and your agreement to the terms and conditions that may be required as consideration for the equity award, MACOM Technology Solutions Holdings, Inc. (“Parent”) will grant to you pursuant to the Parent’s 2012 Omnibus Incentive Plan, as amended and restated (as it may be amended from time to time, the “Plan”) an award of restricted stock units (the “Award”). The number of restricted stock units subject to the grant will be determined by dividing $914,813 by the average closing price of Parent’s common stock for the fifteen (15) trading days immediately prior to the Start Date (rounded down to the nearest whole share). The Award will vest in installments as follows: approximately 26.83% of the total restricted stock units subject to the Award shall vest on May 15, 2020, 29.27% shall vest on May 15, 2021, 29.27% shall vest and on May 15, 2022, and 14.63% shall vest on May 15, 2023, subject in each case to your continued employment with the Company or one of its subsidiaries through such date. The aggregate grant date value of the Award and its vesting schedule may be adjusted by Parent if your Start Date is after June 15, 2019. The Award shall be subject to Parent’s standard award agreement for restricted stock units and the Plan. No right to any common stock of Parent is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continued vesting or employment. Please be advised that upon vesting you will have taxable income and may be required to pay withholdings. Please consult your personal tax advisor to properly plan for related tax liabilities. Any future annual equity awards will be subject to the approval of the Board or the Compensation Committee.

4.Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your level, which currently include Parent’s Employee Stock Purchase Plan, health, dental, vision, life, short and long-term disability insurance and 401(k) plan. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time. You will continue to accrue paid time off pursuant to the Company’s standard policies, as may be in effect from time to time, at an annual accrual rate of up to 21 days of paid time off per year.

5.Business Expenses. During the term of your employment with the Company, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

6.Employee Confidentiality and Invention Assignment Agreement.  As a condition of this offer of promotion, you will be required to promptly complete, sign and return the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

7.No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company.  We also require that, before signing this letter agreement, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that you have no such agreements or that any such agreements will not prevent you from performing the duties of your position in any respect, and you represent that such is the case.

8.Clawback. Any bonuses, incentive or equity based compensation awards granted to you hereunder will be subject to any executive compensation recovery policy adopted by the Company, whether pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Nasdaq listing rules or otherwise.

9.Severability. The invalidity or unenforceability of any provision or provisions of this letter agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

10.Withholding. All payments made under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.

11.Section 409A. The parties intend that this letter agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Sections 3 and 5 hereof, be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this letter agreement, the parties intend that this letter agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this letter agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall Parent, the Company or their respective agents, employees, officers, directors, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on you pursuant to Section 409A of the Code or for any damages incurred by you as a result of this letter agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter agreement to the contrary, each payment made under this letter agreement shall be treated as a separate payment and the right to a series of installment payments under this letter agreement shall be treated as a right to a series of separate payments.

12.General. This letter agreement and the ECIA, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents, whether written or oral. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time.  In the event of a conflict between the terms and provisions of this letter agreement and the ECIA, the terms and provisions of the ECIA will control.  Any amendment of this letter agreement or any waiver of a right under this letter agreement must be set forth in a writing signed by you and an authorized officer of the Company to be effective.  This letter agreement supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, including the letter agreement between you and the Company, dated July 14, 2015.The law of the Commonwealth of Massachusetts will govern this letter agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim. This offer is contingent on satisfactory completion of a SEC background check by our external Auditors.

Congratulations on your promotion. If the foregoing terms are agreeable, please indicate your acceptance by signing this letter agreement in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely,

MACOM Technology Solutions Inc.

By:    _/s/Stephen G. Daly_______________
Stephen G. Daly
President and Chief Executive Officer
AGREED TO AND ACCEPTED:
/s/John F. Kober
John F. Kober

Enclosures:
ECIA